Exhibit 10.1

This Agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Intercreditor and Subordination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Lender Subordination Agreement”), by and among CCUR Holdings, Inc., a Delaware corporation, as collateral agent under the Senior Credit Agreement (as defined therein) and ACP Financing VII, Limited Liability Company, a Texas limited liability company, as the Subordinated Creditor (as defined therein), to all of the Senior Debt (as defined in the Senior Lender Subordination Agreement), including, without limitation, all of the indebtedness (including interest) owed by Borrowers pursuant to the Senior Credit Agreement (as defined in the Senior Lender Subordination Agreement), as such Senior Credit Agreement and other Senior Documents (as defined in the Senior Lender Subordination Agreement) have been and hereafter may be amended, restated, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under those agreements as contemplated by the Senior Lender Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Senior Lender Subordination Agreement.

INSTALLMENT SALE AGREEMENT

dated as of December 18, 2023

by and among

KonaTel, Inc. and IM Telecom, LLC

as Purchasers

and

ACP Financing VII Limited Liability Company, as Seller

INSTALLMENT SALE AGREEMENT

THIS INSTALLMENT SALE AGREEMENT (the “Agreement”) is entered into as of December 18, 2023 (the “Effective Date”), by and among KonaTel, Inc, a Delaware corporation (the “Parent”), and IM Telecom, LLC, an Oklahoma limited liability company (“IMT” and with Parent, collectively, the “Purchaser”), and ACP Financing VII Limited Liability Company, a Texas limited liability company (the “Seller”). Each of Seller and the Purchaser, may be referred as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller has agreed to purchase new and refurbished cellular devices for distribution through the Purchaser’s distribution network to Affordable Connectivity Program and California Lifeline eligible consumers, such devices operating on 4G or better technology platform or any such other consumer technology equipment upon the mutual agreement of Seller and Purchaser (the “Devices”) and sell such Devices to Purchaser.

WHEREAS, the Seller has agreed to make, and has begun making, such extensions of credit subject to the terms and conditions of this Agreement.

WHEREAS, in consideration of the mutual covenants and agreements herein contained and of the extension of trade credit hereinafter referred to, the Parties hereto agree as follows:

I.	DEFINITIONS

1.1               General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, directly or indirectly to, (x) vote ten percent (10%) or more of the equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) direct or cause the direction of the management and policies of such Person, whether by ownership of equity interests, contract or otherwise.

“Affordable Connectivity Program” shall mean the Federal Communications Commission program that helps ensure that households can afford broadband they need for work, school, healthcare and other household needs.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Aggregate Open Installment Sale Contract Balance” shall mean the aggregate amount of all Open Installment Sale Contracts. The amount of Installment Sale Credit available for subsequent Installment Sales will be limited to the Installment Sale Credit Amount less the amount of the Aggregate Open Installment Sale Contract Balance less any interest attributable to the Aggregate Open Installment Sale Contract Balance.

“Applicable Law” shall mean all laws applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties,

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directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators, including, without limitation, any Communications Laws.

“Availability Period” shall mean the period from and including the Effective Date through December 31, 2025.

“Availability Period Termination Date” shall mean (a) the date that is the last day of the Availability Period, (b) to the extent the Availability Period is extended according to Section 2.9, the date that is the last day of the Extended Availability Period as defined in this Section 1.1, or (c) [ninety (90)] days after a Key Person Event, unless a suitable replacement is not approved in accordance with Section 2.10.

“CA Lifeline Program” shall mean the program administered by the California Public Utility Commission pursuant to which discounted home and cell phone services are provided to certain eligible customers.

“Cancellation Fee” has the meaning set forth in Section 4.2.

“Cancelled Purchase Order” has the meaning set forth in Section 2.5.

“Change of Control” shall mean the time at which (i) any Person (including a Person’s Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) become the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of a percentage of the equity interests of Parent equal to at least twenty percent (20%); (ii) there shall occur any event (whether in one (1) or more transactions) which results in Parent failing to own and control one hundred percent (100%) of the equity interest of IMT; or (iii) any merger, consolidation or sale of all or substantially all of the assets or property of Purchaser (whether in one (1) or more related transactions).

“Closing” shall mean the date that all conditions precedent for the first Installment Sale have been satisfied or waived by the Seller.

“Collateral” shall have the meaning as set forth in the Senior Loan Documents.

“Communications Laws” shall mean the Communications Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, and the applicable state statutes governing the telecommunications industry and all Applicable Laws administered by any PUC or similar state governing agency asserting jurisdiction over Purchaser or any Subsidiary of Purchaser.

“Communications Systems” shall mean a system or business (a) providing (or capable of providing) voice, data, or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium, (b) providing (or capable of providing) facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring service or other communications and/or information services, or (c) is (or is capable of) constructing, creating, developing or marketing communications-related network equipment, software or other devices for use in any system or business described above.

“Credit Availability Fee” shall mean a fee equal to, at Closing, 3% of the initial Installment Sale Credit Amount and, subsequently, of each incremental increase in the Installment Sale Credit Amount. All commitment fees shall be paid in equal monthly payments over 12 months as part of the monthly invoice submitted by Seller. For the avoidance of doubt, a commitment fee is a one-time fee paid upon any credit availability made to Purchaser. In the event of a prepayment, there is no discount on any unpaid remaining

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Credit Availability Fee. For example, if initial Installment Sale Credit Amount is $ 1,350,000, the Credit Availability Fee would be $ 1,350,000 x .03 = $ 40,500. Any subsequent increase in the Installment Sale Credit Amount over $1,350,000 or more would result in an additional Credit Availability Fee of 3% which will be paid over 12 months following any increase in the Installment Sale Credit Amount.

“Default Rate” has the meaning set forth in Section 4.4.

“ETC” shall mean an entity that is designated by the applicable Governmental Body (including, without limitation, any applicable state PUC and the FCC) as an “eligible telecommunications carrier” for purposes of participation in the Lifeline Program, the California Lifeline Program, or any similar state PUC admitted program.

“Event of Default” has the meaning set forth in Article X.

“Extended Availability Period” has the meaning set forth in Section 2.9.

“FCC” shall mean the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Installment Sale” has the meaning set forth in Section 2.1(a).

“Installment Sale Contract” shall mean an agreement, in writing (including electronic correspondence), that evidences Purchaser request to acquire Devices from the Seller according to the terms and conditions of this Agreement. Each Installment Sale Contract will be evidenced by a Purchase Order from Purchaser and a vendor invoice with details of the request to acquire or finance Devices as further described in Section 2.2.

“Installment Sale Contract Balance” shall mean the total unpaid amount due to the Seller under any Installment Sale Contract as maintained by the Seller, including any interest and associated fees. The Installment Sale Contract Balance for each Installment Sale Contract shall be reduced by any payments applied to that respective Installment Sale Contract according to Section 2.6.

“Installment Sale Credit” shall mean extensions of trade credit for the purpose of executing an Installment Sale, based on the terms and conditions of this Agreement with each such extension evidenced each by a Purchase Order and an Installment Sale Contract.

“Installment Sale Credit Amount” shall mean the aggregate amount, initially up to $1,350,000; provided, however, after the Tempo Divestiture, the Installment Sale Credit Amount shall be equal to the Maximum Amount

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of Credit which any increase shall be subject to the other terms and conditions in this Agreement.

“Installment Sale Period” shall mean the period, in months, over which each Installment Sale Contract shall be repaid, which shall be nine (9) months as of the Effective Date.

“Key Person” means D. Sean McEwen, Charles D. Griffin and B. Todd Murcer.

“Key Person Event” has the meaning set forth in Section 2.10.

“Lien” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lifeline Program” shall mean the program administered by USAC pursuant to which certain voice and internet services are provided at a lower cost to qualifying families.

“Lifeline Receivables” state and/or federal government receivables generated through Purchaser’s request for reimbursement subsidies for providing services to eligible customers participating in the Lifeline Program and Affordable Connectivity Program (including from USAC), that are deemed as such by the appropriate state and/or federal government agency or by proxy through an administrative entity contracted with the state and/or federal government.

“Material Adverse Effect” shall mean any material adverse effect on (a) the Affordable Connectivity Program or (b) the condition (financial or otherwise), results from operations, assets, business, or properties of Purchaser, (c) Purchaser’s ability to duly and punctually pay or perform the obligations in accordance with the terms thereof, (d) the value of the Collateral or Seller’s lien on the Collateral or the priority of any such lien or (e) the practical realization of the benefits of Seller’s rights and remedies under this Agreement.

“Maturity Date” shall mean either (A) the later of (i) September 30, 2026, and (ii) the date which is the last day of the longest Installment Sale Period of the remaining Open Installment Sale Contracts beyond the Availability Period Termination Date, or (B) the date this Agreement is terminated, if terminated earlier in accordance with the terms of this Agreement.

“Maximum Amount of Credit” shall be equal to, as of a particular measuring date, the sum of accounts receivables and customer activations in various categories, calculated as set forth in Exhibit C; provided, however, the Installment Sale Credit Amount and the Senior Loan amount outstanding may not exceed the Maximum Amount of Credit.

“Monthly Subscriber Status Report” shall mean the report described in Section 7.2(a).

“Notice of Apparent Liability” shall mean a notice, filed by the FCC (or any other corresponding notice filed by an applicable Governmental Body) as a result of any violation of the rules regarding an ETC’s participation in the Lifeline Program.

“Obligations” shall mean any amounts due to Purchaser under any Installment Sale Contract for the purchase of Devices and any associated interest and fees, advances, debts, liabilities, obligations, covenants and duties owing by Purchaser to Seller (or to any other direct or indirect subsidiary or Affiliate of Seller) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by Purchaser and any indemnification obligations payable by Purchaser arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Purchaser, whether or

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not a claim for post- filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including this Agreement and any of the other Seller Transaction Documents).

“Open Installment Sale Contract” shall mean an Installment Sale Contract that has an Installment Sale Contract Balance greater than $0.

“Parent” has the meaning set forth in the preamble.

“Permitted Indebtedness” shall mean (i) the Senior Loan, and (ii) any accounts payable incurred in the ordinary course of business, and any existing indebtedness disclosed on Purchaser’s balance sheet (including any secured indebtedness to be paid at Closing by Seller at request of Purchaser).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Purchaser) have been established in accordance with GAAP, (b) Liens securing Permitted Indebtedness (including the Senior Loan) or (c) Liens imposed by law which were incurred in the ordinary course of the relevant Party’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the relevant Party’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Parent and/or its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wells Fargo Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prime Rate Floor” shall mean no less than 7.5%.

“Pro Forma Balance Sheet” has the meaning set forth in Section 6.5(a).

“Profit Margin” shall mean a percentage increase, over the Supplier price and, as applicable, shipping and other costs in accordance with Section 2.1(c) and shall be equal to the greater of (a) the Prime Rate Floor and (b) the Prime Rate, plus 2.25%.

“PUC” shall mean any state, provincial or other local public utility commission, local franchising authority, or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communication System, in each case by reason of the nature or type of business subject to

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regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“Purchaser Adjusted EBITDA” shall mean, for any period, Purchaser’s net income for such period plus, without duplication and to the extent deducted in determining net income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) the average monthly payment hereunder during such period multiplied by three (3), and (f) non-cash losses, minus, to the extent included in determining net income for such period, the sum of (i) any non-cash income, or gains increasing net income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), (ii) any gains realized from the disposition of property outside of the ordinary course of business in such period, and (iii) the cost of the Devices purchased in such period. Purchaser shall provide a schedule of expenses for Devices and origination costs which shall be recast by dividing these specific costs by six (6) for a period of six months prior to the most current financial statements, and recasting these expenses over the current month and the subsequent five months.

“Purchase Order” has the meaning set forth in Section 2.1(a)

“Receivables” shall mean and include all of Purchaser’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of Purchaser’s contract rights, instruments (including those evidencing indebtedness owed to Purchaser by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to Purchaser arising out of its business or the rendition of services, all supporting obligations, guarantees and the security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Seller hereunder. For the avoidance of doubt, “Receivables” include Lifeline Receivables.

“Revenue Account” means an account designated by the Seller and subject to a deposit account control agreement satisfactory to the Seller.

“Seller Price” has the meaning set forth in Section 2.1(c)

“Seller Transaction Documents” shall mean this Agreement and all supporting sets of documents including schedules, exhibits and documents and associated amendments evidencing this Agreement.

“Senior Lender Subordination Agreement” has the meaning set forth in the legend to this Agreement.

“Senior Loan” shall mean the loan evidenced by that certain Note Purchase Agreement, dated as of June 14, 2022 by and among KonaTel, Inc., CCUR Holdings, Inc. and Symbolic Logic, Inc.

“Senior Loan Documents” shall mean that certain Note Purchase Agreement, dated as of June 14, 2022 by and among KonaTel, Inc., CCUR Holdings, Inc. and Symbolic Logic, Inc., that certain Guarantee and Security Agreement, dated as of June 14, 2022 by and among KonaTel, Inc., Apeiron Systems, Inc., IM Telecom, LLC and CCUR Holdings, Inc., as collateral agent and all other agreements among the parties evidencing the Senior Loan.

“Subscriber Cohort” has the meaning as set forth in Section 7.2(a)

“Subsidiary” shall mean, with respect to any Person a corporation or other entity of whose equity interests having ordinary voting power (other than equity interests having such power only by reason of the happening of a

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contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Supplier” shall mean the manufacturer or distributor of Devices to be purchased by the Seller for the benefit of Purchaser, to be selected by Purchaser and approved with reasonableness by Seller in accordance with this Agreement.

“Tempo Divestiture” shall means the completion of the purchase of Tempo Telecom, LLC, a Georgia limited liability company, an eligible telecommunications carrier, by Insight Mobile, Inc.

“Total Installment Sale Contract Amount” shall mean the Seller Price (including, to the extent paid by the Seller, shipping charges and associated Profit Margin as incurred in accordance with Section 2.2(d)), multiplied by times the number of Devices included on the Purchase Order according to Section 2.2(c).

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) total of long term liabilities, plus current portion of long term liabilities as presented on Purchaser’s most recent balance sheet plus the outstanding Installment Sale Credit balance to (b) Purchaser Adjusted EBITDA over the trailing quarter which shall be multiplied by four (4).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as adopted by the State of New York from time to time.

“USAC” shall mean Universal Services Administrative Company.

II.	INSTALLMENT SALE CREDIT; REPAYMENT

2.1               General Terms.

(a)                Subject to the terms and conditions set forth in this Agreement, Seller agrees to provide extended payment terms to Purchaser for the acquisition of Devices during the Availability Period, in an aggregate amount not to exceed the Installment Sale Credit Amount. The purchase of Devices from a Supplier by Seller, receipt of Installment Sale Contract and Purchase Order and delivery and receipt of the Devices by Purchaser will all, taken together, constitute an “Installment Sale.” The term “Installment Sale” may also upon explicit approval by Seller include sales of previously purchased Devices (which were not originally financed by the Seller) by Purchaser to Seller, where an Installment Sale Contract is then executed between the Parties. Each Installment Sale shall be evidenced by a written Installment Sale Contract requesting an Installment Sale and accompanied by a Purchase Order in substantially the form attached hereto as Exhibit A (each, a “Purchase Order”). Each Purchase Order shall be validly submitted pursuant to Section 2.2 and confirmed pursuant to Section 2.3.

(b)                For all Devices sold by Seller to Purchaser pursuant to this Agreement, Seller will charge a per Device Profit Margin on the selling price from the Supplier (the “Seller Price”).

(c)                All Devices will be drop shipped and will be considered “free on board” (FOB) Supplier from the Supplier to Purchaser or such other Person as directed by Purchaser in the Purchase Order unless otherwise expressly provided in the agreement with the Supplier. As noted on the Purchase Order, Purchaser will either arrange for shipping costs to be paid by Purchaser or included in the price of the Installment Sale by having Seller pay the shipping costs. In the event Purchaser elects to have the shipping costs included in the price of the Installment Sale, the shipping costs plus the Profit Margin charged shall be included in determining the Seller Price per Section 2.1(b) and will be added to the Seller Price on the Purchase Order.

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(d)                Purchaser and Seller agree title to, and all of risk of loss of, and performance of the Devices transfers directly from Supplier to Purchaser in accordance with the Purchase Order between Seller and Supplier, unless expressly otherwise provided in the agreement with the Supplier.

(e)                Purchaser agrees to hold harmless and indemnify Seller for all Supplier related issues arising after delivery regarding performance of devices and delivery dates, or any incorrect information or duplication of any Purchase Order submitted to Seller. Seller shall transfer and cooperate with Purchaser in respect of any rights to a cause of action against Supplier for any failure or breach by Supplier.

(f)                 At Closing, Seller may enter into Installment Sale Contracts with Purchaser for previously purchased inventory, or for retiring the debt of previous lender.

2.2               Procedure for Initiating an Installment Sale. At least sixty (60) days prior to the expected funding date by Seller to Supplier, Purchaser must notify Seller of its desire to enter into an Installment Sale Contract by delivering a Purchase Order of Purchaser’s request according to the terms hereunder. For clarification, the sixty-day notice period shall not apply for funding at Closing or in the first Quarter after closing. Each Purchase Order must stipulate the following:

(a)                Purchaser name and billing address;

(b)                Date of the Purchase Order;

(c)                Number and type of Devices ordered;

(d)                Supplier Price of each Device, including shipping (if elected by Purchaser per Section 2.1(c)) and the associated Profit Margin and the Total Installment Sale Contract Amount.

(e)                Name of Supplier;

(f)                 Name of shipping company, address to which the Devices are to be delivered and the anticipated shipping date;

(g)                Title transfer and risk of loss provisions;

(h)                Cancellation of order procedures, if any;

(i)                 Expected delivery date(s);

(j)                 The Installment Sale Period; and

(k)                Any technical specifications as required by Supplier.

Alternatively, Purchaser may request, and Seller may accept written requests by Purchaser to enter into an Installment Sale Contract for other situations including deposits or partial or full reimbursement to Purchaser for previously acquired devices.

Prior to funding, Purchaser will arrange for an invoice to be submitted or will provide to Seller an invoice from vendor which shall be in the name of Seller.

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2.3               Confirmation. Once a Purchase Order has been received, Seller will send to Purchaser an electronic communication confirming receipt of a Purchase Order within five (5) business days of receipt of the Purchase Order from the Seller. Notwithstanding anything contained herein to the contrary, Seller shall be entitled to reject any Purchase Order that is inconsistent with the related Supplier agreement with respect to any of the items listed in Section 2.2 above. Failure to confirm a Purchase Order shall not nullify any funded Installment Sale Contract, submitted and funded in good faith.

2.4               Change Orders. As permitted by Supplier, Seller will make reasonable accommodations to Purchaser regarding change orders.

2.5               Cancellation of an Installment Sale. Provided the agreement with the Supplier allows for cancellation of the purchase of Devices, Purchaser may cancel an Installment Sale, at Purchaser’s expense, by providing written (including electronic) notice within ten (10) days of Seller’s receipt of the respective Purchase Order (or such lesser time period stated in the Supplier agreement with Seller) detailing the previously noted Installment Sale (“Cancelled Purchase Order”); provided, however, this cancellation right terminates once the Devices have been paid for by Seller, or the cancellation date has passed in regards to Supplier’s contract. Once cancelled, neither Purchaser nor the Seller shall be obligated to perform under the terms of the respective Purchase Order. For each Purchase Order, Seller agrees to negotiate a cancellation right, in good faith, with the Supplier, acceptable to Purchaser.

2.6               Manner and Repayment of Installment Sale Contract. Each Installment Sale Contract shall be repaid in nine (9) equal monthly payments as agreed upon between Seller and Purchaser and made monthly over the Installment Sale Period. The first payment shall be made out of monthly collections from the Revenue Account on any Installment Sales funded by the 25th day of the month for any Installment Sales. Notwithstanding the foregoing, the Aggregate Open Installment Sale Contract Balance and associated interest, charges and fees shall be subject to earlier repayment upon (i) acceleration upon the occurrence of an Event of Default under this Agreement, (ii) prepayment by Purchaser or (iii) termination of this Agreement. All payments due shall be paid monthly no later than the sooner of (a) the day after Purchaser receives USAC payments or (b) the last day of any month.

2.7               Record of Installment Sale Contracts. Seller shall maintain, in accordance with its customary record-keeping procedures, an accounting in which shall be recorded the date and amount of each extension of all Installment Sales made by Seller in accordance with this Agreement and the date and amount of each payment in respect thereof; provided, however, the failure by Seller to record the date and amount of any trade credit shall not adversely affect Seller. The monthly statements shall be deemed correct and binding upon Purchaser in the absence of manifest error and shall constitute an account stated between Seller and Purchaser unless Seller receives a written statement of Purchaser’s specific exceptions thereto within days after such statement is received by Purchaser. The records of Seller with respect to Purchaser’s account shall be conclusive evidence absent manifest error of the amounts of Installment Sale Contracts and other charges thereto and of payments applicable thereto. Seller shall provide an updated invoice upon remitting payment to all vendors and the entering into an Installment Sale.

2.8               Prepayment. Purchaser may prepay any or all amounts outstanding under any Open Installment Sale Contract provided Purchaser provides three (3) days’ prior written notice (including electronic communications) to Seller. Purchaser may prepay the entire amount of the Aggregate Open Installment Sale Contract Balance and any associated interest, commitment fees and charges and cancel this Agreement at any time during the Availability Period (or Extended Availability Period as allowed for in Section 2.9 below) subject to imposition of the Cancellation Fee as described in Section 4.2 if applicable. In the event of (a) Tempo Divestiture is not consummated by July 1, 2024 or (b) the Maximum Amount of Credit is not greater than $5,000,000 by the first anniversary of this Agreement, Purchaser may voluntarily prepay the entire amount of the Aggregate Open

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Installment Sale Contract Balance and any associated interest, commitment fees and charges and such voluntary prepayment shall not be subject to the Cancellation Fee.

2.9               Extension of the Availability Period and the Maturity Date. The Availability Period may be extended by a period of up to twelve (12) months beyond the Availability Period Termination Date at any time during the Availability Period upon mutual consent, to be provided in writing (or electronic communication), of the Seller and Purchaser (“Extended Availability Period”). In the event the Availability Period is extended according to this Section 2.9, then both the Availability Period Termination Date and the Maturity Date will be extended proportionally (i.e., if the Availability Period is extended by 12 months then the Maturity Date will also be extended by twelve (12) months).

2.10           Key Person; Early Termination of Availability Period. If, during the Availability Period, the Key Person, for a consecutive period of greater than 30 days, ceases to devote substantially all of his business time to Purchaser and in the same position and with duties substantially similar to those held as of the Closing Date, or has become disabled or has died (such event being referred to herein as a “Key Person Event”), then the Availability Period shall be suspended due to such Key Person Event and will terminate unless Purchaser retains a replacement officer which is acceptable to Seller in its sole discretion.

2.11                         Penalty for Failure to Meet Minimum Outstanding Balance. Purchaser shall pay Seller 1.5% of the difference between the rolling 3-month average of invoices submitted to date as of the time of calculation and seventy percent (70.0%) of the Installment Sale Credit Amount, which calculation shall be made monthly upon submission of invoice to Purchaser commencing on the fourth month following the closing of the first Installment Sale. Any payment required hereunder shall be due in one payment on the next payment date after such calculation. No penalty shall be assessed pursuant to this Section in the event Seller has declared an Event of Default under any provision of Article X, in the event Seller rejects any purchase request in the quarter in question, or in the event of failure to satisfy any condition to make Installment Sales to Purchaser pursuant to Article IX.

III.	MONTHLY PAYMENT

3.1               Invoice. Seller shall provide an updated invoice to Purchaser concurrent with a vendor payment detailing all open Installment Sales Contracts along with all future due dates of future payments.

3.2               Revenue Account. Purchaser shall have provided to the financial institution maintaining the Revenue Account an irrevocable directive for all USAC payments, with a copy to the Seller, and other reimbursement subsidies to be deposited in the Revenue Account from which all payments to Seller are to be made.

3.3               Amounts due to Purchaser. After deducting from payments to be received by Seller into the Revenue Account, Purchaser may utilize the proceeds in the Revenue Account for general corporate purposes.

IV.	INTEREST AND FEES

4.1               Credit Availability Fee. Purchaser shall pay to Seller any Credit Availability Fee over twelve (12) equal monthly payments.

4.2               Prepayment Fee. In the event of a non-mandatory repayment, if Purchaser chooses to cancel this Agreement prior to the Availability Period Termination Date and prepay the Aggregate Open Installment Sale

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Contract Balance and associated fees and interest pursuant to Section 2, Purchaser shall owe a fee to Seller (the “Cancellation Fee”) to be calculated and submitted by Seller to Purchaser which shall consist of all future payments of the remaining invoice dates and payments outstanding at the time of prepayment on all outstanding Installment Sale Contracts. Additionally, there shall be a 2% penalty during the first 12 months, and 1% during year two (not applicable during the last 90 days of the advance period or thereafter) on the reduced amount of the Installment Sale Contracts. Notwithstanding anything contained herein to the contrary, for the purpose of calculating the Cancellation Fee, the payments to accrued and unpaid Credit Availability Fee shall not be discounted and will be owed in full.

4.3               Administrative Fee. A fee of $2,000 per month shall be invoiced and paid monthly as part of the monthly invoice.

4.4               Default Rate. Upon the occurrence and during the existence of an Event of Default under Section 10.1, interest will begin accruing on all outstanding, unpaid amounts, including interest, fees and any Open Installment Sale Contracts, at a rate of 1.35% per month (the “Default Rate”).

4.5               Maximum Charges. In no event whatsoever shall the fees charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges (and specifically excluding the Profit Margin) as computed hereunder would otherwise exceed the highest permitted under Applicable Law: (i) such excess amount shall be first applied to any unpaid amounts, including the Aggregate Open Installment Sale Contract Balance and any associated interest, charges and fees owed by Purchaser; and (ii) if the then remaining excess amount is greater than the previously unpaid amounts, Seller shall promptly refund such excess amount to Purchaser, and the amounts charged shall be reduced to the maximum rate permitted under Applicable Law.

4.6               Taxes. Any and all payments by or on account of any obligations hereunder shall be made free and clear of and without reduction or withholding for any taxes; provided that if Purchaser shall be required by Applicable Law to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) Seller receives an amount equal to the sum it would have received had no such deductions been made, (ii) Purchaser shall make such deductions and (iii) Purchaser shall timely pay the full amount deducted to the relevant taxing authority in accordance with Applicable Law.

V.	COLLATERAL; GENERAL TERMS.

5.1               Security Interest in the Collateral. To secure the prompt payment and performance to Seller and the payment by Purchaser of amounts outstanding as a result of unpaid Open Installment Sale Contracts, Purchaser hereby grants to Seller a second priority security interest in the Collateral. Upon the closing of the Tempo Divestiture, Purchaser shall fully satisfy all obligations under the Senior Loan and shall promptly take action to terminate the security interest granted to the Senior Lender.

5.2               Perfection of Security Interest. Purchaser shall take all action that may be necessary or desirable, or that Seller may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Seller’s security interest in and lien on the assets or to enable Seller to protect, exercise or enforce its rights hereunder, including (a) immediately discharging all other liens on the assets, exclusive of the security interests of Seller, (b) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements reasonably satisfactory to Seller, and (c) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Seller, relating to the creation, validity, perfection, maintenance or continuation of

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Seller’s security interest and lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, Purchaser hereby authorizes Seller to file against such Purchaser, one (1) or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Seller. All charges, expenses and fees Seller may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Purchaser and shall be paid by Purchaser to Seller within thirty (30) days of written demand.

VI.	REPRESENTATIONS AND WARRANTIES.

Each of Purchaser represents and warrants, in respect of itself to Seller that:

6.1               Authority. Purchaser has full power, authority and legal right to enter into this Agreement and the Seller Transaction Documents to which it is a party and to perform all its Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Seller Transaction Documents to which it is a party (a) are within such Purchaser’s corporate powers (as applicable), have been duly authorized by all necessary corporate or limited liability company action, are not in contravention of Applicable Law or the terms of Purchaser’s organizational documents or to the conduct of such Purchaser’s business, (b) will not conflict with or violate any Applicable Law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the consent of any Governmental Body (including, without limitation, any applicable PUC or the FCC), and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any lien upon any asset of such Person under the provisions of any agreement, instrument, or other document to which such Person is a party or by which it or its property is a party or by which it may be bound.

6.2               Formation and Qualification. Purchaser is duly incorporated or formed, as applicable, and in good standing under the laws of the state of its formation and is qualified to do business and is in good standing in the states listed on Schedule 6.2, which constitute all states in which qualification and good standing are necessary for such Person to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Person. Such Person has delivered to Seller true and complete copies of its organizational documents and will promptly notify Seller of any material amendment or changes thereto.

6.3               Survival of Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement and the Seller Transaction Documents to which it is a party shall be true and correct at the time of such Purchaser’s execution of this Agreement and the Seller Transaction Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

6.4               Tax Returns. The federal tax identification number of Purchaser and their Subsidiaries are set forth on Schedule 6.4 attached hereto. Each of Purchaser and their Subsidiaries have filed all federal, state and local tax returns and other reports as required by Applicable Law to file and has paid, prior to delinquency, all taxes, assessments, fees and other charges imposed by any Governmental Body that are due and payable. The provision for taxes on the books of each of Purchaser and their Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year, and neither of Purchaser and their Subsidiaries have any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. As of the Effective Date, neither Purchaser nor their Subsidiaries have been subject to an annual, interim or special audit by a federal, state, provincial or local taxing authority.

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6.5               Financial Statements.

 (a)                The balance sheet of Purchaser, dated September 30, 2023, (the “Pro Forma Balance Sheet”) furnished to Seller on the Effective Date reflects the consummation of the transactions contemplated under this Agreement and is accurate, complete and correct in all material respects and fairly reflects the financial condition of each Purchaser and their Subsidiaries as of the Effective Date after giving effect to the transactions contemplated by this Agreement and the Seller Transaction Documents, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as true, complete and correct in all material respects by the Chief Executive Officer of Parent. All financial statements referred to in this Section 6.5, including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements. Seller and Purchaser have agreed Purchaser may, at Purchaser’s sole discretion, expense the Profit Margin as interest expense with the Profit Margin for an Installment Sale expensed equally over the number of months as the Installment Sale in question. Seller shall reflect the total amount due under the Installment Sale Contract on its balance sheet with an offsetting contra-account for any remaining profit margin to be expensed in the future. Purchaser agrees to indemnify Seller for any third-party claims from this convention of expensing and reporting of Profit Margin.

(b)                The twelve (12)-month cash flow and balance sheet projections of Parent and its Subsidiaries, copies of which are annexed as Schedule 6.5 hereto were prepared by the Chief Executive Officer of Parent, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Parent’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements.”

(c)                The balance sheets of Purchaser and their Subsidiaries, and such other Persons described therein, as of September 30, 2023, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Seller, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Parent and its Subsidiaries at such date and the results of their operations for such period). Since June 30, 2023, there has been no material change in the condition, financial or otherwise, of Parent and its Subsidiaries as shown on the balance sheets as of such date and no material change in the aggregate value of machinery, equipment and real property owned by Purchaser and their Subsidiaries, except in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

6.6               Binding Effect. This Agreement has been, and each of the Seller Transaction Documents to which any Purchaser will be a party will be, duly executed and delivered by such Purchaser and this Agreement constitutes, and such Seller Transaction Documents will constitute, the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization (by way of voluntary arrangement, schedule or arrangement or otherwise), examination, administration, judicial management, moratorium or similar debtor relief laws (in any applicable jurisdiction) relating to or limiting creditors’ rights generally or by equitable principals relating to enforceability.

6.7               Litigation; Solvency; Violation, Indebtedness or Default.

(a)                After giving effect to the transactions contemplated by this Agreement and the Seller Transaction Documents, each of Parent and its Subsidiaries will be solvent, able to pay its debts as they

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mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage.

(b)                Except as disclosed in Parent’s SEC filings, no additional litigation involving Parent or Purchaser outside of the normal course of business is anticipated as of the Effective Date.

6.8               Broker’s, Finder’s or Similar Fees. Except as set forth in Schedule 6.8, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with any Purchaser or any of its Subsidiaries, or any action taken by any such Person.

6.9               Purchaser Licenses and Permits.

(a)                Schedule 6.9(a) sets forth a true, correct and complete list of the following information for each license issued to, assigned or transferred to, or utilized by Parent or its Subsidiaries: the name of the licensee or franchisee, the type of service, the expiration date and the geographic area covered by such license. Other than as set forth in Schedule 6.9(a) of, each of Parent and its Subsidiaries (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business (including, without limitation, any license) and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

(b)                Each license listed on Schedule 6.9(a) (i) was validly issued, (ii) is in full force and effect without conditions except for such conditions as are generally applicable to holders of such licenses, (iii) has not been revoked, reversed, stayed, set aside, annulled or suspended and (iv) is not subject to any conditions or requirements that are not generally imposed by the FCC or applicable PUC upon holders of such licenses. Parent or any Subsidiary of Parent holding a license has all requisite corporate, limited liability company or other power and authority required under any Applicable Law to hold such licenses and to own and operate the Communications Systems. The licenses listed on Schedule 6.9(a) constitute in all material respects all of the licenses necessary for the operation of the Communications Systems owned by the Parent and its Subsidiaries in the same manner as they are presently operated. To the knowledge of Purchaser, no event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any such license or (ii) materially and adversely affect any rights of the Parent or its Subsidiaries or any other holder thereunder. Neither the Parent nor any of its Subsidiaries have knowledge that any license listed on Schedule 6.9(a) will not be renewed in the ordinary course to the extent each such license is necessary for the business operations of Parent and its Subsidiaries. Neither Purchaser nor their respective Subsidiaries is a party to any investigation, inquiry, notice of apparent liability, notice of violation, notice of apparent liability (including a Notice of Apparent Liability), order or complaint issued by or before the FCC, PUC or any applicable Governmental Body, and there are no proceedings or inquiries pending by or before the FCC, PUC or any applicable Governmental Body, which is reasonably likely to result in the invalidity of any license.

(c)                All of the material properties, equipment and systems owned, leased or managed by the Parent or its Subsidiaries are, and (to the knowledge of Purchaser) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in material compliance with all terms and conditions of the licenses and all Applicable Laws imposed by any Governmental

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Body or as imposed under any agreements with telecommunications companies and Parent or any of its Subsidiaries.

(d)                Each of Parent and its Subsidiaries has made all material filings which are required to be filed by it pursuant to the Communications Laws or any other Applicable Law (including, without limitation any filings required in connection with Purchaser’s participation in both the CA Lifeline Program and the Lifeline Program), paid all franchise, license or other fees and charges (including amounts owed to USAC and any similar state universal service funds) prior to delinquency pursuant to the Communications Laws in respect of its business and has made appropriate provision as is required by GAAP for any such material fees and charges which have accrued.

(e)                The operation of the business of Parent and its Subsidiaries complies and has compiled in all material respects with the Communications Laws.

6.10           Default of Indebtedness. Neither Parent nor any of its Subsidiaries is in default in the payment of the principal of or interest on any indebtedness or under any instrument or agreement under or subject to which any indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

6.11           No Default or Breach. No event has occurred or is continuing or would result from the incurring of obligations by Purchaser under the Seller Transaction Documents, which constitutes, or with the giving of notice or lapse of time or both, would constitute an Event of Default.

6.12           No Burdensome Restrictions. Neither Parent nor any of its Subsidiaries are a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect.

6.13           Disclosure. No representation or warranty made by Parent or any Subsidiary thereof in this Agreement or any Seller Transaction Document or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Parent or any Subsidiary thereof or which reasonably should be known to Parent or any Subsidiary thereof which Purchaser have not disclosed to Seller in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

6.14           Subsidiaries. Schedule 6.14 sets forth a complete and accurate list of all of the Subsidiaries of Parent together with their respective jurisdictions of incorporation or organization. There are no other Subsidiaries of Parent or Purchaser, and Purchaser does not own of record or beneficially, directly or indirectly (i) any equity interests convertible into equity interests of any other Person or (ii) any equity interests in any partnership, joint venture or other non- corporate business enterprise.

6.15           Lifeline Program. As of the Effective Date, (i) Purchaser has met all Lifeline Program and Affordable Connectivity Program requirements as required to continue to be funded by USAC, the FCC or any other applicable Governmental Body; (ii) Purchaser is designated as an ETC; and (iii) no Notice of Apparent Liability has been filed by the USAC or the FCC in connection with Purchaser’s participation in the Lifeline Program.

6.16           CA Lifeline Program. As of the Effective Date: (i) Purchaser has met all CA Lifeline Program requirements as set forth by the California Public Utility Commission or any other applicable Governmental Body,

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including qualifications to serve as a provider of telecommunications services under the CA Lifeline Program and (ii) no Notice of Apparent Liability has been filed by the California Public Utilities Commission in connection with Purchaser’s participation in the CA Lifeline Program.

VII.	AFFIRMATIVE COVENANTS

Parent shall, and shall cause each of its Subsidiaries to, until payment in full of all Obligations and termination of this Agreement:

7.1               Deliveries Required. Within forty-five (45) days of the fiscal quarter’s end for the fiscal quarter ending on March 31, June 30 and September 30 and ninety (90) days after quarter ending on December 31, Purchaser shall deliver copies of:

(a)                Financial statements of sufficient detail at the discretion of Seller specifically including income statement, balance sheet, and statement of cash flows with accompanying notes with at least the level of detail as currently contained in the Parent’s public filings;

(b)                Any projections prepared by the Parent for any purposes;

(c)                A compliance certificate as required in Section 7.9; and

(d)                Additionally, deliver annually an audit by a PCOAB firm within 5 days of Purchaser’s receipt of audit report, but in no case later than 120 days of fiscal year-end.

7.2               Additional Reporting Requirements. Purchaser shall deliver monthly within 5 days of preparation or receipt by Purchaser, and in no event later than thirty (30) days after the first day of each month during the Availability Period (or Extended Availability Period to the extent elected according to Section 2.9) the following:

(a)                Monthly Subscriber Status Report. A historical monthly analysis of the weighted average customer life in substantially the form of Exhibit C. The report will include to the extent reasonably determinable, at a minimum, the prior twenty four (24) months gross Federal Lifeline, CA Lifeline Program, Affordable Connectivity Program benefit and/or Emergency Broadband Benefit subscriber additions by month (each months’ gross program additions, a “Subscriber Cohort”), the gross number of program subscriber disconnects by month, the ending number of program subscribers served by Purchaser by month, the number of subscribers disconnecting each month for each historical month and the remaining number of subscribers at the end of the most recent month by Subscriber Cohort. The report should also include, or, if not included in the original source documentation, be modified to include (i) customer account, (ii) customer activation date and (iii) customer disconnect date. In addition, a copy of Purchaser’s bank statement or documentary evidence as agreed to by Seller and Purchaser to substantiate the prior months’ remittance of reimbursement subsidy monies from the CA public utilities commission and USAC.

(b)                Data and financial requests if requested by Seller within the scope of the Seller monitoring subscriber activations and performance through all USAC, CPUC, ACP, State Funding and EBB programs along with the financial condition of Purchaser to the extent requested by Seller in its reasonable discretion, and provided such requests are not overly burdensome on Purchaser, including, but not limited to:

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(i)                Copies of all reimbursement forms and backup materials of monthly filings as requested by Seller;

(ii)              Bank statements of Purchaser;

(iii)            Detailed airtime invoices; and

(iv)             Marketing and fulfillment costs associated with Purchaser’s scope of business.

7.3               Compliance with Laws. Comply with all Applicable Laws (including the Communications Laws) with respect to the Collateral or any part thereof or to the operation of its business, the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

7.4               Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to current business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement) or which disposal could not reasonably be expected to have a Material Adverse Effect, including all licenses necessary for its business, and take all actions necessary to enforce and protect the validity of any intellectual property right, including with respect to the licenses, except where failure to take action would not reasonably be expected to have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees prior to delinquency and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

7.5               Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including accruals for taxes, assessments, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Purchaser. However, Purchaser shall cause to be presented on its financial statements the outstanding future amounts to be paid by Purchaser under the remaining installment sales contracts with any unamortized markup remaining (which shall be amortized over 12 months equally) shown as a contra-account.

7.6               Inspection; Seller Meeting. At any time during regular business hours and as often as reasonably requested upon reasonable notice (but not more often than twice in a calendar year unless an Event of Default exists), at Purchaser’s cost, Purchaser will permit Seller, or any employee, or any third party lender providing financing to Seller, or representative thereof, to examine, audit and make copies and abstracts from such Purchaser’s records and books of account and to visit and inspect the properties of Parent and its Subsidiaries (subject to the rights of third parties, such as landlords and other tenants), including, but not limited to, an annual collateral field audit on such Purchaser’s accounts receivable and inventory, and to discuss its affairs, finances and accounts with any of its officers, key employees, and accountants and, upon reasonable written request, furnish promptly to Seller true copies of all financial information and internal management reports made available to the board of directors (or equivalent governing body) of Purchaser (or any committee thereof), other than information

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and reports that involve the attorney-client privilege, such annual collateral field audit to be conducted in coordination and as part of the annual collateral audit.

7.7               Collateral Access Agreements. Purchaser shall, with respect to each lease entered into, renewed or extended following the Effective Date for leased property (a) where books and records are stored or located, or (b) the loss of which would reasonably be expected to have a Material Adverse Effect use commercially reasonable efforts obtain a collateral access agreement from the lessor of such leased property in connection with entering, renewing or extending such lease upon the written request of Seller.

7.8               Payment of Taxes. Pay, prior to delinquency, all taxes, assessments and other charges lawfully levied or assessed upon such Person, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except where such taxes, assessments and other charges are being contested in good faith by appropriate proceedings.

7.9               Financial Covenants. Purchaser shall cause to be maintained and, in accordance with Section 7.1(c), will deliver a compliance certificate, certifying:

(a)                Total Leverage Ratio. At the end of each Fiscal Quarter, an annualized Total Leverage Ratio of no greater than 2.5:1.00;

(b)                Reimbursement Claim Minimum. The amount of the reimbursement claims for which Purchaser seeks Federal Lifeline, CA Lifeline Program, tribal service subsidy reimbursements shall not be less than $900,000, measured on a monthly basis; and

(c)                Minimum Liquidity. At the end of each month, Purchaser must maintain a minimum liquidity of at least $1,000,000 in cash (or cash equivalents).

7.10           Government Receivables. Take all steps necessary to protect Seller’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and, deliver to Seller appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between Purchaser or any Subsidiary thereof and the United States, any state or any department, agency or instrumentality of any of them.

7.11           Revenue Account. Purchaser will maintain a Revenue Account for the benefit of Seller for all USAC and other payments for the duration of this Agreement or until all outstanding amounts due to Seller have been repaid.

VIII.	NEGATIVE COVENANTS

Parent shall not, and shall not permit and of its Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement:

8.1               Merger, Consolidation, Acquisition and Sale of Assets.

(a)                Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or equity interests of any Person or permit any other Person to consolidate with or merge with it.

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(b)                Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) the sale of inventory in the ordinary course of business and (ii) the disposition or transfer of obsolete and worn-out equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $250,000 and only to the extent that the proceeds of any such disposition are used to (A) acquire equipment used or useful in the ordinary course of business of Parent and its Subsidiaries or (B) repay the Installment Sale Contract Balance and any associated interest, charges and fees promptly after receipt thereof and (iii) any other sales or dispositions expressly permitted by this Agreement.

8.2               Creation of Liens. Create or suffer to exist any lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except for Permitted Liens, as otherwise provided for herein or permitted under this Agreement.

8.3               Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Seller) except (a) guarantees made by Purchaser in favor of Parent or its Subsidiary as a condition to a license, (b) the endorsement of checks in the ordinary course of business,

8.4               Investments. Purchase or acquire obligations or equity interests of, or any other investment or interest in, any Person other than investments expressly permitted under this Agreement, unless mutually agreed to by the parties hereto.

8.5               Loans. Make advances, loans or extensions of credit to any Person, including any shareholder, Subsidiary or Affiliate, except (a) loans to Subsidiaries in an aggregate amount of $25,000, and (b) extensions of commercial trade credit in connection with the sale of inventory in the ordinary course of business not to exceed, in the aggregate, $250,000 at any time outstanding.

8.6               Capital Expenditures/Leases. Contract for, purchase or make any expenditure or commitments for capital expenditures or any capital lease for any capital expenditure in any fiscal year in an aggregate amount for Purchaser in excess of $2,000,000.

8.7               Indebtedness. Create, incur, assume or suffer to exist any indebtedness other than Permitted Indebtedness.

8.8               Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

8.9               Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (a) transactions by Purchaser or any Subsidiary thereof which are not expressly prohibited by the terms of this Agreement and which are in the ordinary course of business; (b) transactions disclosed to Seller in writing, which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; and (c) payments permitted pursuant to the terms of the Seller Transaction Documents.

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8.10           Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 8.6) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $1,500,000 in any one (1) fiscal year in the aggregate for Purchaser.

8.11           Pledge of Credit. Now or hereafter pledge Seller’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of the Installment Sale Credit for any business other than Purchaser’s business operations conducted on the Effective Date, including the purchase of Devices for the purpose of providing CA Lifeline Program service to its CA Lifeline Program eligible customers.

8.12           Amendment of Organizational Documents. (a) Change its legal name, employer identification number or state organizational number, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one (1) jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its organizational documents unless required by Applicable Law, in any such case without (x) giving at least thirty (30) days’ prior written notice (or such shorter period agreed to by Seller in its sole discretion) of such intended change to Seller, (y) having received from Seller confirmation that Seller has taken all steps reasonably necessary for Seller to continue the perfection of and protect the enforceability and priority of its liens in the Devices and in any other assets in which Seller has a lien pursuant to the Seller Transaction Documents and (z) in any case under clause (d), having received the prior written consent of Seller.

8.13           Prepayment of Indebtedness. At any time, directly or indirectly, prepay any indebtedness (other than to the Senior Lender or to the Seller, in each case, only as permitted under the Senior Lender Subordination Agreement), or repurchase, redeem, retire or otherwise acquire any indebtedness of Parent or any of its Subsidiaries other than as expressly permitted herein.

IX.	CONDITIONS PRECEDENT

9.1               Conditions to Extensions of Installment Sale Credit. The agreement of Seller to make Installment Sales to Purchaser requested to be made after the Effective Date is subject to the satisfaction, or waiver by Seller, immediately prior to or concurrently with the making of such any Installment Sales subject to this Agreement, of the following conditions precedent:

(a)                Transaction Documents. Seller shall have received each of the executed Seller Transaction Documents.

(b)                Closing Certificate. Seller shall have received a closing certificate signed by the Chief Executive Officer of Parent dated as of the date hereof, stating that, among other things, (i) all representations and warranties set forth in this Agreement and the Seller Transaction Documents are true and correct in all material respects on and as of such date, and (ii) on such date no Event of Default has occurred or is continuing;

(c)                Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Seller to be filed, registered or recorded in order to create, in favor of Seller, a perfected first priority security interest in or lien upon the assets of Purchaser, and shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Seller shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing,

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registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(d)                Secretary’s Certificates, Authorizing Resolutions and Good Standings of Purchaser. Seller shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of Purchaser in form and substance reasonably satisfactory to Seller dated as of the Effective Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Seller, of the board of directors (or other equivalent governing body, member or partner) of Purchaser authorizing (x) the execution, delivery and performance of this Agreement and the Seller Transaction Documents to which Purchaser is a party, and (y) the granting by Purchaser to the Seller of the security interests in and liens upon certain Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of Purchaser authorized to execute this Agreement and the Seller Transaction Documents (as applicable), (iii) copies of the organizational documents of Purchaser as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of Purchaser in its jurisdiction of organization and each applicable jurisdiction where the conduct of Purchaser’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Effective Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(e)                Litigation. Except as detailed in Parent’s SEC filings: (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Purchaser or against the officers or directors Purchaser (A) in connection with this Agreement, the Seller Transaction Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Seller, is deemed to have a Material Adverse Effect, or (B) which could, in the reasonable opinion of Seller, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Purchaser or the conduct of their businesses or inconsistent with the due consummation of the transactions contemplated by this Agreement and the Seller Transaction Documents shall have been issued by any Governmental Body;

(f)                 Fees. Seller shall have received all currently due fees payable to Seller on or prior to the Effective Date hereunder, including pursuant to Article III;

(g)                Financial Statements. Seller shall have received a copy of the Pro Forma Financial Statements and the financial statements described in Section 6.5, in each case, satisfactory in all respects to Seller;

(h)                Insurance. Seller may reasonably require Purchaser to carry adequate trade credit insurance and cause Seller to be named as loss payee (with a lender’s loss payable endorsement) with thirty (30) days’ notice to be given Seller by the insurance carrier prior to cancellation or modification of such trade credit insurance coverage. To the extent Purchaser is named as loss payee on any insurance policies, Purchaser will assign such policies for the benefit of Seller. Purchaser shall cause to be delivered to Seller the insurance policies therefor or, in the alternative, evidence of insurance and at least thirty (30) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or, in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor. Purchaser shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments of such loss and pay all returned or unearned premiums directly to Seller and not to Purchaser. In the event of any loss, Purchaser will give Seller immediate notice thereof. Seller is granted a power of attorney by Purchaser with full power of substitution to file any proof of loss on Purchaser’s or Seller’s name, to endorse

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Purchaser’s name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim. Such power being coupled with an interest is irrevocable. In the event of any loss, Seller, at its option, may (a) retain and apply all or any part of the insurance proceeds to reduce, in such order and amounts as Seller may elect, the Obligations, or (b) disburse all or any part of such insurance proceeds to or for the benefit of Purchaser for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Seller of such repair or replacement, in either case without waiving or impairing the Obligations or any provision of this Agreement. Any deficiency thereon shall be paid by Purchaser to Seller upon demand. Purchaser shall not obtain any insurance without having Seller named as loss payee (with lender loss payable endorsement) or additional insured thereon;

(i)                 Adverse Material Change. (i) Since September 30, 2023, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made, or information supplied to Seller shall have been proven to be inaccurate or misleading in any material respect;

(j)                 Compliance with Laws. Seller shall be reasonably satisfied Purchaser is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws; and

(k)                Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the Seller Transaction Documents shall be reasonably satisfactory in form and substance to Seller and its counsel.

9.2               Conditions to Each Installment Sale. The agreement of Seller to make any Installment Sale under each Installment Sale Contract requested to be made on any date is subject to the satisfaction of the following conditions precedent unless waived by Seller as of the date the Installment Sale Credit for such Installment Sale is made:

(a)                Representations and Warranties. Each of the representations and warranties made by Purchaser in or pursuant to this Agreement, the Seller Transaction Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Seller Transaction Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier or specified date);

(b)                No Default. No Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Installment Sale requested to be made, on such date; provided, however, that Seller, in its sole discretion, may continue to make Installment Sales notwithstanding the existence of an Event of Default and that any Installment Sales so made shall not be deemed a waiver of any such Event of Default;

(c)                Purchase Order. Seller shall have received and acknowledged a valid Purchase Order in accordance with the terms hereof;

(d)                Maximum Aggregate Open Installment Sale Contract Amount. Maximum aggregate open installment sale contract amounts shall be limited to an amount that is equal to the Installment Sale

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Credit Amount less the Aggregate Open Installment Sale Contract Balance, including unpaid interest, charges and fees accrued on such Aggregate Open Installment Sale Contract Balance. Each request for an Installment Sale by Purchaser hereunder shall constitute a representation and warranty by Purchaser as of the date of such request that the conditions contained in this Section 9.2 shall have been satisfied;

(e)                Seller has a reasonable expectation that the Affordable Connectivity Program will continue for the next 12 months;

(f)                 The Weighted-Average Life of Subscribers shall be on trend for greater than four (4) months for the 6 months preceding the date of the submission of the Purchase Order relating to the applicable Installment Sale;

(g)                The total amount owed under all outstanding Installment Sale Contracts after giving effect to a requested Installment Sale shall not exceed the product of (1) the number of ACP, Federal Lifeline, plus CA PUC activations over the previous three months, multiplied by 100;

(h)                New activations, as calculated by total number of ACP subscribers, Federal Lifeline Subscribers, plus CA PUC activations, shall not have decreased quarter over quarter by more than 25%.

X.	EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default:”

10.1           Nonpayment. Failure by Purchaser to pay when due any amounts due pursuant to a validly issued and received Installment Sale Contract and associated Purchase Order and such failure to pay which continues for five (5) days after the date when due;

10.2           Breach of Representation. Any material representation or warranty made or deemed made by Purchaser or any of its Subsidiaries in this Agreement, any Seller Transaction Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made and such failure shall have resulted in Material Adverse Effect;

10.3           Financial Information. Failure by Purchaser to (a) furnish financial information when due or within the time permitted when requested in accordance with the terms hereof and such failure shall continue for period fifteen (15) days after the date when due, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4           Judicial Actions. Issuance of a notice of lien, levy, assessment, injunction or attachment (a) against any Purchaser’s assets, other than the liens granted pursuant to the Seller Transaction Documents or (b) against a material portion of Purchaser’s other property which is not stayed or lifted within thirty (30) days;

10.5           Noncompliance. Except as provided for in Sections 10.1, 10.3, and 10.6(b), (a) failure or neglect of Purchaser to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Seller Transaction Document or any other agreement or arrangement, now or hereafter entered into between Purchaser and Seller, or (b) failure or neglect of Purchaser to perform, keep or observe any term, provision, condition or covenant, contained in this Agreement, which is not cured within thirty (30) days after notice from Seller of such failure or neglect;

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10.6           Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against Purchaser for an amount, individually or in the aggregate, in excess of $3,000,000 or against Purchaser for an amount, individually or in the aggregate, in excess of $3,000,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of Purchaser to enforce any such judgment, or (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect;

10.7           Bankruptcy. Purchaser, any Subsidiary or Affiliate of Purchaser shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8           Material Adverse Effect. The occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect and such event or development is not cured (if capable of cure) within fifteen (15) business days of the occurrence of such event or development;

10.9           Change of Control. Any Change of Control shall occur;

10.10        Invalidity. Any provision of this Agreement or any Seller Transaction Document shall, for any reason, cease to be valid and binding on Purchaser, and such Party shall so claim in writing to Seller or Purchaser challenges the validity of or its liability under this Agreement or any Seller Transaction Document;

10.11        Seizures. Devices having an aggregate value in excess of $250,000 on which Seller has a lien pursuant to the Seller Transaction Documents shall be seized, subject to garnishment or taken by a Governmental Body; or

10.12        Lifeline Program Defaults. The revocation of or other failure of Purchaser to maintain its designation as an ETC.

XI.	SELLER’S RIGHTS AND REMEDIES AFTER DEFAULT

11.1           Rights and Remedies.

(a)                Upon the occurrence of an Event of Default, (i) all Obligations shall be immediately due and payable and this Agreement and the obligation of Seller to extend Installment Sale Credit or make Installment Sales shall be deemed terminated, and (ii) any obligation of Seller to extend Installment Sale Credit or make Installment Sales hereunder shall be suspended until such time as such Event of Default is cured. Upon the occurrence of any Event of Default, Seller shall have the right to exercise any and all rights and remedies provided for herein, under the Seller Transaction Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any collateral or any other assets on which Seller has a lien pursuant to the Seller Transaction Documents by any available judicial procedure or to take possession of and sell any or all of the Collateral or any other assets on

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which Seller has a lien pursuant to the Seller Transaction Documents with or without judicial process. Seller may enter any of Purchaser’s premises or other premises without legal process and without incurring liability to Purchaser therefor, except with respect to damage caused by the gross negligence or willful misconduct of Seller or its representatives, and Seller may thereupon, or at any time thereafter, in its discretion without notice or demand, take any Devices and remove the same to such place as Seller may deem advisable and Seller may require Purchaser to make the Devices available to Seller at a convenient place. Seller may sell the Devices, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Seller may elect. Seller shall give Purchaser reasonable notification of such sale or sales; it being agreed that in all events written notice mailed to Purchaser at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Seller may bid (including credit bid) for and become the purchaser, and Seller or any other purchaser at any such sale thereafter shall hold the Devices sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Purchaser. In connection with the exercise of the foregoing remedies, including the sale of Devices, Seller is granted a perpetual non-revocable, royalty free, nonexclusive license and Seller is granted permission to use all of Purchaser’s intellectual property which is used or useful in connection with the Devices for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Devices.

(b)                To the extent that Applicable Law imposes duties on Seller to exercise remedies in a commercially reasonable manner, Purchaser acknowledges and agrees that it is not commercially unreasonable for Seller: (i) to fail to incur expenses reasonably deemed significant by Seller to prepare Devices for disposition; (ii) to fail to obtain third party consents for access to Devices to be disposed of, or to obtain or, if not required by other law, to fail to obtain Governmental Body or other third party consents for the collection or disposition of the Devices to be collected or disposed of; (iii) to fail to exercise collection remedies against Persons obligated on the Devices or to remove liens on or any adverse claims against the Devices; (iv) to exercise collection remedies against Persons obligated on the Devices directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of the Devices through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as Purchaser, for expressions of interest in acquiring all or any portion of such Devices; (vii) to hire one or more professional auctioneers to assist in the disposition of the Devices; (viii) to dispose of the Devices by utilizing internet sites that provide for the auction of assets of the types included in the Devices or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Seller against risks of loss, collection or disposition of the Devices or to provide to Seller a guaranteed return from the collection or disposition of the Devices; or (xii) to the extent deemed appropriate by Seller, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Seller in the collection or disposition of any of the Devices. Purchaser acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Seller would not be commercially unreasonable in Seller’s exercise of remedies against the Devices and that other actions or omissions by Seller shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b) Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Purchaser or to impose any duties on Seller that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2           Seller’s Discretion. Seller shall have the right in its sole discretion to determine which rights, liens, security interests or remedies Seller may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Devices

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and in what order, thereto and such determination will not in any way modify or affect any of Seller’s rights hereunder as against Purchaser or each other.

11.3           Setoff. In addition to any other rights which Seller may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Seller shall have a right, immediately and without notice of any kind, to apply Purchaser’s property held by Seller or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Seller.

11.4           Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5           Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Seller on account of the Obligations, or in respect of the Devices may, at Seller’s discretion, be paid over or delivered as follows:

FIRST, to payment of any fees owed to Seller;

SECOND, to the payment of all Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Seller Transaction Documents or otherwise) and not repaid pursuant to clause “FIRST;”

and

THIRD, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS

12.1           Waiver of Notice. To the extent permitted by Applicable Law, Purchaser hereby waives notice of non-payment of any of the receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of Installment Sales made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2           Delay. No delay or omission on Seller’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default or Event of Default.

12.3           Jury Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT, ANY SELLER TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY SELLER TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED

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HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	MISCELLANEOUS

13.1           Governing Law. This Agreement and each Seller Transaction Document (unless and except to the extent expressly provided otherwise in any such Seller Transaction Document), and all matters relating hereto or thereto or arising here from or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. Any judicial proceeding brought by or against Purchaser with respect to any of the Obligations, this Agreement, the Seller Transaction Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Purchaser accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Purchaser hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to such Purchaser at its address set forth in Section 13.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Seller to bring proceedings against Purchaser in the courts of any other jurisdiction. Purchaser waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Purchaser waives the right to remove any judicial proceeding brought against such Purchaser in any state court to any federal court. Any judicial proceeding by Purchaser against Seller involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

13.2           Entire Understanding.

(a)                This Agreement and the documents executed concurrently herewith contain the entire understanding between Purchaser and Seller and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Purchaser’s and Seller’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Purchaser acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Seller Transaction Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                Seller and Purchaser may, subject to the provisions of this Section 13.2(b), from time to time enter into written supplemental agreements to this Agreement or the Seller Transaction Documents executed by such Purchaser, for the purpose of adding or deleting any provisions or otherwise changing, varying

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or waiving in any manner the rights of Seller or such Purchaser thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements.

13.3           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns, except that neither Seller (other than as provided in Section 13.18) nor Purchaser may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

13.4           Application of Payments. Seller shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds from the sale of Devices, to any portion of the Obligations. To the extent that Purchaser makes a payment or Seller receives any payment or proceeds of the Devices for such Purchaser’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Seller.

13.5           Indemnity. Purchaser shall defend, protect, indemnify, pay and save harmless Seller and each of its officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of an Indemnified Party) in arising out of or in any way relating to or as a consequence, direct or indirect, of: (a) this Agreement, the Seller Transaction Documents, the Installment Sale Credit and other Obligations or the transactions contemplated hereby, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with or relating to the negotiation, execution, delivery or administration of the Agreement and the Seller Transaction Documents, (c) Purchaser’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Seller Transaction Documents, (d) the enforcement of any of the rights and remedies of Seller under the Agreement and the Seller Transaction Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by Purchaser or any Affiliate or Subsidiary thereof, and (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Seller Transaction Documents, whether or not Seller is a party thereto.

13.6           Notice. Any notice or request hereunder may be given to Purchaser or to Seller at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 13.6. Any notice, request, demand, direction or other communication (for purposes of this Section 13.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Purchaser is directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 13.6) in accordance with this Section 13.6 Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 13.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this

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Section 13.6 Any Notice shall be effective:

(a)                In the case of hand-delivery, when delivered;

(b)                If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next business day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before 12:00 pm Central Standard Time on such next business day);

(d)                In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                In the case of electronic transmission, when actually received;

(f)                 In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 13.6; and

(g)                If given by any other means (including by overnight courier of national reputation), when actually received.

If to Seller at:

ACP Financing VII Limited Liability Company

106 Cartwheel Bend

Austin, TX 78734

Attention: William F. Pettinati, Jr.

Telephone: (281) 650-6367

E-mail: billp@acpfinance.net

with a copy to (which shall not constitute Notice):

Kelley Drye & Warren LLP

333 West Wacker Drive

Suite 2600

Chicago, IL 60606

Attention: Timothy R. Lavender

Telephone (312) 857-2630

E-mail: tlavender@kelleydrye.com

If to Purchaser:

KonaTel, LLC and IM Telecom, LLC

500 North Central Expressway

Suite 202

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Plano, TX 75074

Attention: D. Sean McEwen, Charles D. Griffin, B. Todd Murcer

Email: sean@konatel.com, cgriffin@konatel.com, tmurcer@konatel.com with a copy to (which shall not constitute Notice):

Kutak Rock LLP

1801 California Street

Suite 3000

Denver, CO 80202

Attention: Stephen J. Ismert

Email: stephen.ismert@kutakrock.com

13.7           Survival. The obligations of Purchaser under Sections 4.6 and Section 13.5 of this Agreement shall survive termination of this Agreement and the Seller Transaction Documents and payment in full of the Obligations.

13.8           Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

13.9           Expenses. Purchaser shall pay (a) all reasonable out-of-pocket expenses incurred by Seller and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Seller) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Seller Transaction Documents, including its rights under Section 13.5 or (ii) in connection with the Installment Sale Credit made available hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Installment Sale Credit.

13.10        Injunctive Relief. Purchaser recognizes that, in the event such Purchaser fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Seller; therefore, Seller, if Seller so requests and to the extent permitted by Applicable Law, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

13.11        Consequential Damages. Neither Seller, nor any attorney for Seller, shall be liable to Purchaser (or any Affiliate) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Seller Transaction Document.

13.12        Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

13.13        Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile

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or electronic transmission (including email transmission of a .pdf image) shall be deemed to be an original signature hereto.

13.14        Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

13.15        Confidentiality; Sharing Information. Seller shall hold all non-public information obtained by Seller, pursuant to the requirements of this Agreement in accordance with Seller’s, customary procedures for handling confidential information of this nature; provided, however, Seller may disclose such confidential information (a) to its Affiliates, outside auditors, counsel and other professional advisors who have a need to know such information, and (b) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further, that (i) unless specifically prohibited by Applicable Law, Seller shall use its reasonable best efforts prior to disclosure thereof, to notify Purchaser of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof or (B) pursuant to legal process and (ii) in no event shall Seller be obligated to return any materials furnished by Purchaser.

13.16        Publicity. Purchaser hereby authorizes Seller to make appropriate announcements of the financial arrangement entered into between Purchaser and Seller, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Seller, provided that Purchaser approves such announcements prior to their release or publication.

13.17        Amendments. This Agreement may be amended only upon the written agreement of the Parties to be bound thereby.

13.18        Assignment. This Agreement and all rights and responsibilities may be assigned to an Affiliate of the Seller; provided, however, in no event shall the originally named Seller be relieved of any of its obligations hereunder.

13.19        Senior Lender Subordination Agreement. Notwithstanding anything herein to the contrary, the terms of this Agreement are subject to the provisions of the Senior Lender Subordination Agreement. In the event of any conflict between the terms of the Senior Lender Subordination Agreement and this Agreement, the terms of the Senior Lender Subordination Agreement shall control.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Installment Sale Agreement to be effective as of the Effective Date.

ACP Financing VII Limited Liability Company, a
Texas limited liability company, as Seller,

By: Horizon Capital LLC, a Texas limited liability company

By:	/s/ William F. Pettinati, Jr.

Name: William F. Pettinati, Jr.

Title: Manager

[Signature Page to Installment Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Installment Sale Agreement to be effective as of the Effective Date.

PURCHASER:

KonaTel, Inc.,
a Delaware corporation

By:	/s/ Charles D. Griffin
Name: Charles D. Griffin
Title: President

IM Telecom, LLC,
an Oklahoma limited liability company

By:	/s/ Charles D. Griffin
Name: Charles D. Griffin
Title: President

[Signature Page to Installment Sale Agreement]

EXHIBIT A

FORM OF PURCHASE ORDER

[See attached]

EXHIBIT B

New Inventory Purchases

EXHIBIT C

Maximum Amount of Credit Calculation

To following is the calculation of the Maximum Amount of Credit as of a determination date:

Amount (US$)
Accounts Receivable, eighty percent (80%) of the trailing three (3) months accounts receivable combination orders, $450 multiplied by the average of the trailing three (3) months customer activations
CALL/ACP activations, $300 multiplied by the average of the trailing three (3) months customer activations
MD Combo, $750 multiplied by the average of the trailing three (3) months customer activations
KT Combo, $525 multiplied by the average of the trailing three (3) months customer activations
Tribal Combo, $1,400 multiplied by the average of the trailing three (3) months customer activations
Tribal Affordable Connectivity Program activations, $900 multiplied by the average of the trailing three (3) months customer activations
Affordable Connectivity Program SIM, $225 multiplied by the average of the trailing three (3) months customer activations
TOTAL: